SCIOS INC.
                                        AND SUBSIDIARIES
                               Computation of Net Loss Per Share

                               (Calculated in accordance with the
                                   guidelines of item 601 of
                                 Regulation S-K. The effect of
                                   stock options on loss per
                                    share is anti-dilutive)



                                                                Three months ended
                                                                    March 31,
                                                        1997                          1996
                                                  -----------------             -----------------
                                                                   (Unaudited)

PRIMARY AND FULLY DILUTED:
Average common and common equivalent
    shares outstanding                                  35,831,662                    35,890,504
                                                  -----------------             -----------------


Net gain (loss)                                       ($12,132,000)                  ($7,417,000)
                                                  -----------------             -----------------


Net loss per share                                          ($0.34)                       ($0.21)
                                                  -----------------             -----------------
